UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G/A

Under the Securities Exchange Act of 1934
(Amendment No.  2 )*


SCANSOURCE INC.

(Name of Issuer)

COMMON STOCK
(Title of Class of Securities)


806037107
(CUSIP Number)


DECEMBER 31, 2007
(Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant
to which this Schedule is filed:
    [X]		Rule 13d-1(b)
    [ ]		Rule 13d-1(c)
    [ ]     	Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person?s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be ?filed? for the purpose of Section 18 of the Securities Exchange Act of 1934 (?Act?) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Persons who respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.



13G/A
CUSIP No.  806037107

1.  Names of Reporting Persons.

EATON VANCE MANAGEMENT 04-3101341
2.  Check the Appropriate Box if a Member of a Group (See
Instructions)
(a) [  ]
(b) [  ]

3.  SEC Use Only
4.  Source of Funds (See Instructions)

5.  Check if Disclosure of Legal Proceedings Is Required
Pursuant to Items 2(d) or 2(e)
[  ]
6.  Citizenship or Place of Organization
UNITED STATES OF AMERICA
   Number
of Shares

Beneficially
   Owned by
   Each
Reporting
   Person
With:
7.  Sole Voting Power
1,290,304

8.  Shared Voting Power
0

9.  Sole Dispositive Power
1,290,304

10.  Shared Dispositive Power
0
11.  Aggregate Amount Beneficially Owned by Each Reporting
Person
1,290,304
12.  Check if the Aggregate Amount in Row (11) Excludes
Certain Shares (See Instructions)
[  ]
13.  Percent of Class Represented by Amount in Row (11)
4.98%
14.  Type of Reporting Person (See Instructions)
IA



13G/A
CUSIP No.   806037107

ITEM 1.
    (a) Name of Issuer:  		SCANSOURCE INC.

    (b) Address of Issuer's Principal Executive Offices:
    6 LOGUE CUORT
    GREENVILLE, SC  29615

ITEM 2.
    (a) Name of Person Filing: 	EATON VANCE
MANAGEMENT

    (b) Address of Principal Business Office, or if None,
Residence:
    				EATON VANCE MANAGEMENT
    				255 STATE STREET
    				BOSTON, Ma  02109

    (c) Citizenship:			UNITED STATES OF
AMERICA

    (d) Title of Class of Securities:	COMMON STOCK

    (e) CUSIP Number:		806037107

ITEM 3.  IF THIS STATEMENT IS FILED PURSUANT TO
SS.240.13d-1(b) OR 240.13d-2(b) OR (c), CHECK
WHETHER THE PERSON FILING IS A:


(a)
[_]
Broker or dealer registered under Section 15 of the Act (15 U.S.C. 78o).

(b)
[_]
Bank as defined in Section 3(a)(6) of the Act (15
U.S.C. 78c).

(c)
[_]
Insurance company as defined in Section 3(a)(19) of the Act (15 U.S.C. 78c).

(d)
[_]
Investment company registered under Section 8 of the Investment Company Act of 1940 (15 U.S.C.
80a-8).

(e)
[X]
An investment adviser in accordance with ss.240.13d-1(b)(1)(ii)(E);

(f)
[_]
An employee benefit plan or endowment fund in accordance with ss.240.13d-1(b)(1)(ii)(F);

(g)
[_]
A parent holding company or control person in accordance with ss.240.13d-1(b)(1)(ii)(G);

(h)
[_]
A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C.
1813);

(i)
[_]
A church plan that is excluded from the definition of an investment company under section 3(c)(14)
of the Investment Company Act of 1940 (15
U.S.C. 80a-3);

(j)
[_]
Group, in accordance with ss.240.13d-
1(b)(1)(ii)(J).

ITEM 4. OWNERSHIP.

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

    (a) Amount beneficially owned:			1,290,304

    (b) Percent of class:				4.98%

    (c) For information on voting and Dispositive power with above listed shares, see Items 5-8 of the Cover Page.

INSTRUCTION. For computations regarding securities which represent a right to acquire an underlying security SEE ss.240.13d3(d)(1).



ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF
A CLASS.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ X ].


ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT
ON BEHALF OF ANOTHER PERSON.

	N/A

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF
THE SUBSIDIARY WHICH ACQUIRED THE
SECURITY BEING REPORTED ON BY THE PARENT
HOLDING COMPANY.

N/A

ITEM 8. IDENTIFICATION AND CLASSIFICATION OF
MEMBERS OF THE GROUP.

N/A

ITEM 9. NOTICE OF DISSOLUTION OF GROUP.

N/A




ITEM 10. CERTIFICATIONS.

    (a) The following certification shall be included if the statement is filed pursuant to Rule 13d-1(b):

"By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect."

    (b) The following certification shall be included if the statement is filed pursuant to Rule 13d-1(c):

"By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect."



SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:  January 24, 2008

Eaton Vance Management

By: /s/  Paul M. O'Neil
Paul M. O'Neil
Vice PResident



The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits.
See ss.240.13d-7 for other parties for whom copies are to be sent.

Attention: Intentional misstatements or omissions of fact constitute Federal criminal violations (See 18 U.S.C. 1001)